NEWS
For immediate release

For additional information contact:

Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

New York Stock Exchange Accepts Magnetek’s Continued Listing Plan

Menomonee Falls, Wis., September 21, 2010 - Magnetek, Inc. (“Magnetek” or the “Company”) today announced that the New York Stock Exchange (“NYSE”) notified the Company on September 20, 2010, that it has accepted the Company's proposed plan for continued listing on the NYSE.  The Listings and Compliance Committee (the “Committee”) of the NYSE has chosen, at its discretion, to truncate the plan period for regaining compliance with the continued listing standards from 18 months to 12 months, given the Company’s recurrence of having fallen below the continued listing standards.

As a result of the NYSE's acceptance of Magnetek's plan, the Company's stock will continue to be listed on the NYSE, pending quarterly reviews by the Committee to assess progress against the plan.  The Company has until June 2011 to regain compliance with the NYSE’s continued listing standards.

As previously disclosed in a press release issued and Form 8-K filed on June 24, 2010, Magnetek received a notice from the NYSE that it was considered "below criteria" because the Company's total average market capitalization over a consecutive 30-day trading period and its most recently reported stockholders’ equity each amounted to less than $50 million.

Magnetek, Inc. manufactures digital power and motion control systems used in material handling, people moving and energy delivery.  The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing facilities in Pittsburgh, Pa., Canonsburg, Pa. and Mississauga, Ontario, Canada, as well as Menomonee Falls. The Company reported revenues of $81 million for its 2010 fiscal year, which ended June 27, 2010.

Special Note Regarding Online Availability of Magnetek Releases and Filings

All Magnetek financial news releases and filings with the Security and Exchange Commission (“SEC”) are posted to the Magnetek website. Material and financial releases as well as SEC filings are available at www.magnetek.com. Automatic email alerts for these postings are available from the Investor Relations section of the site. Corporate and general releases as well as product information are also available at www.magnetek.com.

Special Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control, including (1) the potential inability to achieve timely compliance with the NYSE’s continued listing standards, and (2) the potential for the Company to be considered below criteria with respect to other NYSE listing standards. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.